UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 4)*


                            Boise Cascade Corporation
                                (Name of Issuer)

                          COMMON STOCK, $2.50 PAR VALUE
                         (Title of Class of Securities)

                                    097383103
                                 (CUSIP Number)


                                October 31, 2001
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [x] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 097383103                 13G                        Page 2 of 9 pages

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Forstmann-Leff Associates, LLC
   52-2169043

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                (a) [ ]

                                                (b) [ ]
3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware

                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            857,083 shares
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          583,500 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       1,153,640 shares

                    8  SHARED DISPOSITIVE POWER

                       1,218,250 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,371,890 shares (includes shares beneficially owned by FLA Asset Management, LLC, FLA Advisers L.L.C. and Forstmann-Leff International, LLC)

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES

                                                           [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    4.1%

12  TYPE OF REPORTING PERSON

    IA, OO

CUSIP NO. 097383103                 13G                        Page 3 of 9 pages

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FLA Asset Management, LLC
   52-2169045

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware

                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          509,200
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       1,143,950 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,143,950 shares

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES

                                                    [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    2.0%

12  TYPE OF REPORTING PERSON

    IA, OO

CUSIP NO. 097383103                 13G                        Page 4 of 9 pages

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Forstmann-Leff International, LLC
   52-2169041

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]
3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware

                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          63,200 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       63,200 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    63,200 shares

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES
                                                    [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    .11%

12  TYPE OF REPORTING PERSON

    IA, OO

CUSIP NO. 097383103                 13G                        Page 5 of 9 pages

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FLA Advisers L.L.C.
   13-3942422

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION

   New York

                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          11,100 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       11,100 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         11,100 shares

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES
                                                    [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    .02%

12  TYPE OF REPORTING PERSON

    IA, OO

                                                               Page 6 of 9 pages

Item 1(a)         NAME OF ISSUER:

         Boise Cascade Corporation

Item 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         1111 West Jefferson Street
         P.O. Box 50
         Boise, Idaho 83728-0001

Item 2(a)         NAME OF PERSON FILING:

         See Item 1 of the cover pages attached hereto

Item 2(b) Address of Principal Business Office, or if none, residence:

         590 Madison Avenue
         New York, New York  10022

Item 2(c)         CITIZENSHIP:

         See Item 4 of the cover pages attached hereto

Item 2(d)         TITLE OF CLASS OF SECURITIES:

         Common Stock, par value $2.50

Item 2(e)         CUSIP NUMBER:

         097383103

Item 3 Forstmann-Leff Associates, LLC, a Delaware limited liability company, is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940 (the "Act"). FLA Asset Management, LLC, a Delaware limited liability company, is a registered investment adviser under the Act and a subsidiary of Forstmann-Leff Associates, LLC. FLA Advisers L.L.C., a New York limited liability company, is a registered investment adviser under the Act. Forstmann-Leff International, LLC, a Delaware limited liability company, is a registered investment adviser under the Act. The members of Forstmann-Leff Associates, LLC's Investment Committee are the members of Forstmann-Leff International, LLC's Investment Committee and the managers of FLA Advisers L.L.C.

                                                               Page 7 of 9 pages

Item 4            OWNERSHIP:

         (a)      Amount beneficially owned:
                  See Item 9 of the cover pages attached hereto

         (b)      Percent of Class:
                  See Item 11 of the cover pages attached hereto

         (c)      Number of shares as to which such person has:
                  i.       Sole power to vote or direct the vote
                  ii.      Shared power to vote or direct the vote
                  iii. Sole power to dispose or to direct the disposition of
                  iv. Shared power to dispose or to direct the disposition of


                  See Items 5 through 8 of the cover pages attached    hereto

Item 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  This statement is being filed to report that as of October 31, 2001, the reporting persons ceased to be a beneficial owner of more than 5% of the Common Stock of Boise Cascade Corp.

Item 6          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                  Various clients of the reporting persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock of Boise Cascade Corporation. No one client's interest in the Common Stock of Boise Cascade Corporation is more than five percent of the total outstanding Common Stock.

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
                  HOLDING COMPANY:

                  Not Applicable

Item 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not Applicable

Item 9            NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable

Item 10           CERTIFICATION:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                               Page 8 of 9 pages

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 9, 2001

                                    FORSTMANN-LEFF ASSOCIATES, LLC



                                        By: /s/ Joseph Sullivan
                                             Chief Operating Officer


                                    FLA ASSET MANAGEMENT, LLC


                                        By:  Forstmann-Leff Associates, LLC,
                                             its Sole Member

                                        By: /s/ Joseph Sullivan
                                        Chief Operating Officer


                                    FLA ADVISERS L.L.C.


                                        By: /s/ Joseph Sullivan
                                        Chief Financial Officer


                                    FORSTMANN-LEFF INTERNATIONAL, LLC


                                        By: /s/ Robert Trosten
                                        Treasurer

                                                               Page 9 of 9 pages

                                                                       Exhibit A

                                    AGREEMENT

         The undersigned, Forstmann-Leff Associates, LLC, FLA Asset Management, LLC, FLA Advisers L.L.C. and Forstmann-Leff International, LLC, agree that the statement to which this exhibit is appended is filed on behalf of each of them.


November 9, 2001

                                    FORSTMANN-LEFF ASSOCIATES, LLC


                                        By: /s/ Joseph Sullivan
                                        Chief Operating Officer


                                    FLA ASSET MANAGEMENT, LLC


                                        By: Forstmann-Leff Associates, LLC,
                                            its Sole Member


                                        By: /s/ Joseph Sullivan
                                        Chief Operating Officer


                                    FLA ADVISERS L.L.C.


                                        By: /s/ Joseph Sullivan
                                        Chief Financial Officer


                                    FORSTMANN-LEFF INTERNATIONAL, LLC


                                        By: /s/ Robert Trosten
                                        Treasurer